Contact:	George Fort
Chief Financial Officer
(615) 599-2274

TENNESSEE COMMERCE BANCORP ANNOUNCES
ELI BENNETT TO RETIRE AS DIRECTOR

FRANKLIN, Tenn. (December 21, 2007) – Tennessee Commerce Bancorp, Inc. (NASDAQ:TNCC) announced today that Dorris E. (Eli) Bennett (age 73) will retire from the Company’s Board of Directors, effective December 31, 2007.

“We want to thank Eli Bennett for his guidance and wisdom while serving as a director of Tennessee Commerce,” stated Art Helf, Chairman and Chief Executive Officer of Tennessee Commerce Bancorp.  “As a founding director of our bank, he was an important contributor to our strategic growth plans and our success in growing Tennessee Commerce to over $800 million during the past seven years.

“In recognition of Eli Bennett’s service to Tennessee Commerce Bancorp, we donated a scholarship to Goodpasture Christian School.  Eli served on the President’s Board of Goodpasture School and the scholarship was named in his honor,” concluded Mr. Helf.

Mr. Bennett served on Tennessee Commerce’s Board of Directors since 2000.  He was a member of the Board’s Executive Committee.  With Mr. Bennett’s retirement, Tennessee Commerce’s Board of Directors will include nine members, six of whom are classified as independent directors.

About Tennessee Commerce Bancorp, Inc.

Tennessee Commerce Bancorp, Inc. is the parent company of Tennessee Commerce Bank.  The Bank provides a wide range of banking services and is primarily focused on business accounts.  Its corporate and banking offices are located in Franklin, Tennessee, and it has a loan production office in Birmingham, Alabama.  Tennessee Commerce Bancorp’s stock is traded on the Nasdaq Global market under the symbol TNCC.  Additional information concerning Tennessee Commerce can be accessed at www.tncommercebank.com.

Forward Looking Statements

Certain statement contained in this news release may not be based on historical facts and are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements may be identified by their reference to a future period or periods or by the use of forward-looking terminology such as “anticipate,” “believe,” “estimate,” “expect,” “may,” “might,” “will,” “would,” “could,” or “intend.”  These forward-looking statements include, without limitation, statements relating to the listing of the Company’s securities and enhancements to the Company’s long-term success.

We caution you not to place undue reliance on the forward-looking statement contained in this news release in that actual results could differ materially from those indicated in such forward-looking statements because of a variety of factors.  These factors may include, but are not limited to, Nasdaq’s corporate governance listing standards and changes to those standards, the Company’s ongoing compliance efforts and ability to meet those standards.

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